UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FiEE, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On October 13, 2026, FiEE, Inc. (“FiEE” or the “Company”) filed with the U.S. Securities and Exchange Commission  its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company's 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on November 19, 2026. This supplement (the “Proxy Supplement”) should be read in conjunction with the Proxy Statement. Each should be read in its entirety. Capitalized terms used but not otherwise defined in this Proxy Supplement have the meanings ascribed to them in the Proxy Statement.

This Proxy Supplement is being filed solely to provide clarification with respect to the description of the voting options applicable to the election of directors under Proposal No. 1 – Election of Directors (“Proposal No. 1”).

The disclosure under the heading “Vote Required” on page 14 of the Proxy Statement is revised to read as follows:

The five nominees for the Board of Directors who receive the greatest number of votes properly cast by holders of shares of Common Stock and Series A Convertible Preferred Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon (voting together as a single class) will be elected directors of FiEE. You may choose to vote FOR or WITHHOLD your vote separately for each nominee. Because the election of directors is a “non-routine” matter under the applicable stock exchange rules, if your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares on Proposal No. 1, your broker may not vote your shares at its discretion on Proposal No. 1. Votes that are withheld and “broker non-votes” are not considered “votes properly cast” and therefore will have no effect on the outcome of voting on this matter.

This description of the voting standard is consistent with the proxy card accompanying the Proxy Statement and the description of the applicable plurality voting standard as disclosed elsewhere in the Proxy Statement.

Important Information

This Proxy Supplement should be read in conjunction with the Proxy Statement. Except as described in this Proxy Supplement, this Proxy Supplement does not modify, amend, change, update, or otherwise affect the Proxy Statement. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting or the recommendation of the Board of Directors with respect to any proposal.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.